SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549





                          FORM 8-K

                       CURRENT REPORT





 Pursuant to Section 13 or 15(d) of the Securities Exchange
                         Act of 1934

Date of Report (Date of earliest event reported):  September 26, 1994





                 NEW YORK TELEPHONE COMPANY





A New York       Commission File   I.R.S. Employer Identification
Corporation      Number 1-3435     No. 13-5275510





   1095 Avenue of the Americas, New York, New York  10036

               Telephone number (212) 395-2121

Form 8-K                           New York Telephone Company
September 26, 1994


Item 5.   Other Events

          On September 26, 1994, New York Telephone Company ("the Company"), the New York State Department of Public Service staff and 15 other parties filed a proposed Regulatory Plan (the "Plan") for approval by the New York State Public Service Commission ("NYSPSC"). The Plan would modify the manner in which the Company is regulated by the NYSPSC over the next seven years. The Plan was developed by the parties in the second phase of the incentive regulation proceeding that the NYSPSC instituted in 1992. As previously reported (see the Company's Annual Report on Form 10-K for the year ended December 31, 1993 and Quarterly Report on Form 10-Q for the period ended June 30, 1994), in the first phase of the proceeding, the NYSPSC ordered the Company's rates to be reduced by $170 million annually, effective January 1, 1994. The NYSPSC also ordered that an additional $153 million in revenues be "set aside" for short-term service incentive plans and a longer term plan for performance-based earnings incentives and network improvements to be determined in the second phase.

          The Plan is a performance-based plan that, if approved by the NYSPSC, will operate as follows:

         (1) The new framework would replace the
             traditional way the Company's operations have been regulated in New York - a method based on limited earnings - with incentives to invest in new technologies and improve service. Rate of return would no longer be the focus of regulation. The Plan will cap, at current rates, the prices for such "basic" services as residence and business exchange access, residence and business local calling and LifeLine service. In addition, by the end of the seven-year term of the Plan, the Company's prices will have been decreased by an amount that would produce a $425 million reduction in annual revenue based on current volumes of business. This reduction will be accomplished primarily by reducing the average prices of toll and carrier access services. The first price reduction, estimated at $100 million in annual revenue, will be effective January 1, 1995. During its term, the Plan allows certain prices to be adjusted to take into account inflation in excess of 4 percent annually or costs associated with government mandates and other "exogenous" events.

Form 8-K                           New York Telephone Company
September 26, 1994


Item 5.   Other Events (Continued)

         (2) The Company will commit to maintain and improve its service quality over the term of the Plan, with rebates to customers if it fails to meet the specified service quality standards. If the Company does not meet specified service quality criteria, the Plan will terminate at the end of five years.

         (3) The Plan will encourage the Company to achieve substantial productivity gains over the term of the Plan. The NYSPSC may terminate the Plan at the end of five years unless the Company's prices, as measured by an index, are at least 4.5 percentage points lower than a price index of national telecommunications companies.

         (4) The Plan includes competitive enhancements, including a specific schedule to provide
             IntraLATA Presubscription ("ILP") by 1996.
             ILP will give a customer the option of
             designating, in advance, a carrier that would carry the customer's intraLATA toll calls without the necessity of dialing extra digits.

         (5) Approximately $122 million of the $153 million
             "set aside" ordered by the NYSPSC in the first phase of the incentive regulation proceeding will be released to the Company in exchange for the various commitments the Company has made under the Plan. $31 million of the $153 million has already been dedicated to a service improvement plan that is being implemented in 1994.

          It is expected that the Plan will be reviewed by the NYSPSC by the end of 1994.

Form 8-K                           New York Telephone Company
September 26, 1994





                         SIGNATURES





     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                              New York Telephone Company




                              By        Mel Meskin
                                        Mel Meskin
                                Vice President-Finance and Treasurer






October 4, 1994